Exhibit 99.2

DPW Holdings, Inc. Reports Preliminary Second Quarter Financial Results

Newport Beach, CA, August 15, 2018 (GLOBE NEWSWIRE) -- DPW Holdings, Inc. (NYSE American: DPW) (the “Company”) a diversified holding company, today reported preliminary financial results for its second quarter ended June 30, 2018.

DPW Holdings’ CEO and Chairman, Milton “Todd” Ault, III said, “We continue to execute our stated strategic plan to create a diverse portfolio of assets with global growth potential. Our successful acquisition of Enertec Systems 2001, Ltd. during the second quarter added important engineering talent, which expands the technical design and manufacturing capabilities of each of the companies within our Coolisys subsidiary. As we move forward, we intend to continually evaluate our diverse portfolio of assets, seeking opportunities to capitalize on new market opportunities in advanced technologies and manufacturing, as well as monetize existing assets for the benefit of all DPW Holdings’ shareholders.”

Recent Highlights

•	DPW Holdings
o	Completed acquisition of Enertec Systems 2001, Ltd.
o	Completed development of new AntEater ASIC miner.
o	Relocated cryptocurrency mining operations for energy savings.

•	Enertec business secured a $4.3 million order for advanced missile control system.
•	Microphase Corporation secured a $4.1 million, multi-year order for communications filters.
•	Super Crypto Mining business mined approximately $719,000 in cryptocurrencies.
•	Coolisys’ order backlog totals over $71.0 million at August 15, 2018.

Preliminary Results of Operations

•	Preliminary gross revenue for the second quarter of 2018 is expected to be between $7.1 million and $7.4 million, increasing from $1.8 million in the second quarter of 2017 and $5.2 million in the first quarter 2018.
•	Gross margin for the second quarter of 2018 is expected to be approximately 18.2 percent, compared to 40.1 percent for the second quarter of 2017. Cryptocurrency mining revenues during the second quarter were lower than the operating costs of the company’s mining operation, which primarily consist of colocation costs and depreciation.
•	Preliminary net loss for the second quarter of 2018 is expected to be between approximately $7.0 million and $7.3 million, compared to net loss of $1.9 million for the second quarter of 2017.
•	The Company’s preliminary second quarter 2018 results include non-cash charges of between approximately $4.1 million and $4.3 million, compared to non-cash charges of $1.4 million for the second quarter of 2017.

Preliminary Balance Sheet

•	Preliminary total assets at June 30, 2018 increased by $14.9 million, to $53.4 million, compared to total assets of $38.5 million for the quarter ending March 31, 2018.
•	The Company’s investment portfolio as of June 30, 2018 included an investment in convertible promissory notes, warrants and shares of common stock of $7.7 million in Avalanche International Corp dba MTIX International, Inc. Under GAAP accounting rules, the value of the warrants and shares of common stock are marked-to-market on a quarterly basis, which can result in significant fluctuations reflecting the volatility of the underlying market.
•	During the quarter ended June 30, 2018, the Company generated a total of $719,000 from its cryptocurrency mining operations and used $605,000 to pay down its convertible debt and $201,000 to invest in additional miners. The company is closely monitoring cryptocurrency market conditions and believes it has the capacity to have approximately 10,000 miners deployed by December 31, 2018, subject to available financing and more favorable Bitcoin pricing.

•	Preliminary total stockholders’ equity at June 30, 2018 totaled approximately $30.8 million, an increase of $9.0 million compared to total stockholders’ equity of $21.8 million for the quarter ending March 31, 2018.

Full Year 2018 Gross Revenue Guidance

The Company updated its fiscal year 2018 gross revenue expectation to between $34.0 million and $39.0 million, compared to its previous guidance of $44 million to $49 million. The Company’s updated guidance includes the assumption that its cryptocurrency mining operations will continue to operate at current levels and that Bitcoin prices remain depressed at between $6,000 and $6,500 during the second half of 2018. In addition, guidance was reduced to adjust for the fact that the Company’s acquisitions of Enertec Systems and I.AM, Inc. closed later in the second quarter than originally anticipated. The Company estimates that its current annualized gross revenue run-rate is approximately $40 million.

The Company expects to report final results of its second quarter through timely submission of its Quarterly Report on Form 10-Q to the SEC on or before August 20, 2018.

The Company will host a conference call at 5:00 p.m. ET on Wednesday, August 15, 2018 to discuss the preliminary second quarter results and provide a business update as well as answer questions. Mr. Ault will be joined by William B. Horne, the Company’s CFO and a director. Investors and interested parties who desire to participate in the webcast either online or by calling in must use this link to register prior to 4:00 P.M. ET on August 15, 2018: https://zoom.us/webinar/register/WN_rityzziCRdaVbijL3q41xw. In addition, links to the press release, conference presentation and webcast replay will be available within two business days after the conference at www.dpwholdings.com under the Investor Relations section.

About DPW Holdings, Inc.

DPW Holdings, Inc. is a diversified holding company pursuing growth by acquiring undervalued businesses and disruptive technologies that hold global potential. Through its wholly owned subsidiaries and strategic investments, the company provides mission-critical products that support a diverse range of industries, including defense/aerospace, industrial, telecommunications, medical, crypto-mining, and textiles. In addition, the company owns a select portfolio of commercial hospitality properties and extends credit to select entrepreneurial businesses through a licensed lending subsidiary. DPW Holdings, Inc.’s headquarters is located at 201 Shipyard Way, Suite E, Newport Beach, CA 92663; www.DPWHoldings.com.

Forward-Looking Statements

The foregoing release contains “forward looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements generally include statements that are predictive in nature and depend upon or refer to future events or conditions, and include words such as “believes,” “plans,” “anticipates,” “projects,” “estimates,” “expects,” “intends,” “strategy,” “future,” “opportunity,” “may,” “will,” “should,” “could,” “potential,” or similar expressions. Statements that are not historical facts are forward-looking statements. Forward-looking statements are based on current beliefs and assumptions that are subject to risks and uncertainties. Forward-looking statements speak only as of the date they are made, and the Company undertakes no obligation to update any of them publicly in light of new information or future events. Actual results could differ materially from those contained in any forward-looking statement as a result of various factors. More information, including potential risk factors, that could affect the Company’s business and financial results are included in the Company’s filings with the U.S. Securities and Exchange Commission, including, but not limited to, the Company’s Forms 10-K, 10-Q and 8-K. All filings are available at www.sec.gov and on the Company’s website at www.DPWHoldings.com.

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